Exhibit 11

PELLEGRINO, LLC

303 West Lancaster Avenue, Suite 302 ■ Wayne, PA 19087

TEL (856) 292-8331 ■ FAX (856) 504-0202

mp@pell-law.com ■ www.pell-law.com

Michael T. Pellegrino

Attorney at Law

Admitted in Pennsylvania

& New Jersey

July 31, 2020

Board of Trustees of Alpha Architect ETF Trust

213 Foxcroft Road

Broomall, PA 19008

Gentlemen:

Pellegrino, LLC (the “Firm”) has acted as counsel to Alpha Architect ETF Trust, a Delaware statutory trust (the “Trust”), in its individual capacity and on behalf of the Gadsden Dynamic Multi-Asset ETF (the “Acquiring Fund”), a newly created series of the Trust, in connection with the Trust’s Registration Statement on Form N-14 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about July 31, 2020 (the “Registration Statement”), with respect to the Acquiring Fund’s shares of beneficial interest, with no par value per share (collectively, the “Shares”), to be issued in exchange for the transfer of assets and assumption of liabilities of the Gadsden Dynamic Multi-Asset ETF, a separate series of ETF Series Solutions, as described in the Registration Statement (the “Reorganization”). You have requested that the Firm deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, the Firm has examined the following documents:

(a)	A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence of the Trust;

(b)	A copy, certified by the Secretary of State of the State of Delaware, of the Trust’s Certificate of Trust and all amendments thereto, as filed with the Secretary of State (the “Certificate of Trust”);

(c)	Copies of the Trust’s Agreement and Declaration of Trust as filed on October 17, 2014 with the Commission with the Trust’s pre-effective amendment No. 2 to the Trust’s registration statement on Form N-1A (the “Declaration”), the Trust’s Bylaws, as approved by the Trust’s Board of Trustees (the “Board”) as filed on October 17, 2014 with the Commission with the Trust’s pre-effective amendment No. 2 to the Trust’s registration statement on Form N-1A (the “Bylaws”), and resolutions approved by the Board authorizing the Reorganization and the issuance of the Shares (the “Resolutions”), each certified by an authorized officer of the Trust;

Board of Trustees of Alpha Architect ETF Trust

July 31, 2020

(d)	A printer’s proof of the Registration Statement; and

(e)	A copy of the form of Agreement and Plan of Reorganization to be entered into by the Trust on behalf of the Acquiring Fund (the “Agreement”).

In such examination, the Firm has assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by the Firm as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by the Firm in original or copy form and the legal competence of each individual executing any document. The Firm has assumed that the Registration Statement as filed with the Commission will be in substantially the form of the printer’s proof referred to in paragraph (d) above, and that the Agreement will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (e) above. The Firm has assumed for the purposes of this opinion that the Certificate of Trust, the Declaration, the Bylaws, the Resolutions and the Agreement will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on the Firm’s review of the documents listed above and such other documents as the Firm has deemed necessary or appropriate for the purposes of this opinion and such investigation of law as the Firm has deemed necessary or appropriate. The Firm has made no other review or investigation of any kind whatsoever, and the Firm has assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transactions referred to herein, and the Firm expresses no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, the Firm expresses no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law that any tribunal may apply to such transactions. In addition, to the extent that the Declaration or the Bylaws refer to, incorporate, or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, the Firm has assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

The Firm understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, and to the further assumptions and limitations hereinafter set forth, it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the Bylaws, the Registration Statement, and the Resolutions, and for the consideration described in the Agreement, will be validly issued, fully paid, and nonassessable by the Trust.

Board of Trustees of Alpha Architect ETF Trust

July 31, 2020

This opinion is given as of the date hereof and the Firm assumes no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to the Firm’s attention. The Firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, the Firm does not admit that it is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pellegrino, LLC

Pellegrino, LLC